Exhibit 3.3

BARBARA K. CEGAVSKE Secretary of State	STATE OF NEVADA	JEFFERY LANDERFELT Deputy Secretary for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

Certified Copy

October 5, 2016

Job Number:	C20161006-0242
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20160442960-24	Certificate of Designation	15 Pages/1 Copies

Respectfully, /s/ Barbara K. Cegavske BARBARA K. CEGAVSKE Secretary of State

Certified By: Nita Hibshman
Certificate Number: C20161006-0242
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4201

Telephone (775) 684-5708

Fax (775) 684-7138

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: WWW.nvsos.gov
	Filed in the office of	Document Number
	/s/ Barbara K. Cegavske	20160442960-24
	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	10/05/2016 4:17PM
Certificate of Designation (PURSUANT TO NRS 78.1955)	State of Nevada	Entity Number E0199732012-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of corporation:

TOUGHBUILT INDUSTRIES, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of said Corporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes (“NRS”), the Board has duly determined that seven hundred and fifty thousand (750,000) shares of preferred stock, par value $0.0001 per share, shall be designated “Class B Convertible Preferred Stock,” and to that end the Board has adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class B Convertible Preferred Stock (this “Certificate of Designation”), are included in Exhibit A attached hereto.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ Michael Panosian
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised: 1-5-15

Reset

EXHIBIT A

TOUGHBUILT INDUSTRIES, INC.

CERTIFICATE OF DESIGNATIONS

OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

CLASS B CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955

OF THE NEVADA REVISED STATUTES

TOUGHBUILT INDUSTRIES, INC., a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”)

DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of said Corporation, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes (“NRS”), the Board has duly determined that seven hundred and fifty thousand (750,000) shares of preferred stock, par value $0.0001 per share, shall be designated “Class B Convertible Preferred Stock,” and to that end the Board has adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the Class B Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that the Certificate of Designations, Preferences and Limitations of Class B Convertible Preferred Stock dated October 4, 2016 (the “Certificate of Designations”) be, and hereby is, authorized and approved, which Certificate of Designations shall be filed with the Secretary of State of the State of Nevada in the form as follows:

1.           Designation and Amount. Seven hundred and fifty thousand (750,000) shares of the preferred stock of the Corporation, par value $0.000l per share, shall constitute a class of preferred stock designated as “Class B Convertible Preferred Stock” (the “Class B Preferred Stock”). The relative rights, preferences and limitations of the Class B Preferred Stock shall be in all respects identical, share for share, to the Common Stock of the Corporation, except as otherwise provided herein.

2.           Certain Definitions. The following terms shall have the meanings defined in this Section 2:

(a)          “Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

(b)          “Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of Florida are authorized or obligated by law, regulation, or executive order to close.

(c)          “Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)          one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b )(I) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)         a replacement of more than a majority of the members of the Board that is not approved by those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals);

(iii)        a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation's securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)        a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)         the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

(d)          “Commission” means the United States Securities and Exchange Commission.

(e)          “Common Stock” means (i) the common stock, par value $0.0001 per share, of the Corporation and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(f)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time

(g)          “Holder” or “Holders” shall mean each holder of shares of Class B Preferred Stock.

(h)          “Initial Closing Date” means the date of the initial closing date for units including the shares of Class B Preferred Stock pursuant to the Subscription Agreement.

(i)           “Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Class B Preferred Stock.

(j)           “Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

(k)          “Securities Act” means the Securities Act of 1933, as amended, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

(l)          “Subscription Agreement” means the subscription agreement entered into by and between the Corporation and each individual investor in the Units (as hereinafter defined), including the shares of Class B Preferred Stock, as the same may from time to time be amended.

(m)         “Stated Value” means $5.00 per share of Class B Preferred Stock.

(n)          “Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person' s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

(o)          “Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

(p)          “Unit” means one of several units consisting of the shares of Series B Preferred Stock and warrants being offered for sale by the Corporation pursuant to the Subscription Agreement.

2

3.          Dividends. The Class B Preferred Stock shall pay no dividend.

4.           Rank; Rights on Liquidation, Merger, Sale, etc.

(a)          Rank. All shares of the Class B Preferred Stock shall rank (i) senior to (A) all classes of Common Stock, and (B) any other class or series of capital stock of the Corporation hereafter created that specifically subordinates such class or series to the Preferred Shares (collectively with the Common Stock, “Junior Securities”), and (ii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Class B Preferred Stock (the “Pari Passu Securities”). Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any class or series of capital stock specifically ranking, by its terms, senior to the Class B Preferred Stock (collectively, the “Senior Securities”), as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b)          In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the assets of the Corporation available for distribution to its shareholders whether from capital, surplus or earnings, shall be distributed as follows:

(i)          The Holders of Class B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the Holders of the Common Stock or any other class of the Corporation's capital stock, whether now existing or hereafter created, for each share of Class B Preferred Stock held by such Holders, an amount equal to the Stated Value. If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay all Holders of Class B Preferred Stock the full preference amount to which they shall be entitled, the Holders of Class B Preferred Stock shall share pro rata in any distribution of assets in accordance with their applicable full preference amounts;

(ii)         After distribution of the amounts set forth in Section 4(b)(i) hereof to the Holders of the Class B Preferred Stock, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of outstanding Common Stock and to all Holders of Class B Preferred Stock, on a pro rata basis, as if such Holders of Class B Preferred Stock had converted all outstanding shares of such Class B Preferred Stock into Common Stock pursuant to Section 6 hereof immediately prior to the Liquidation or Change of Control Event, based upon their respective holdings.

(c)          Unless otherwise approved by the prior written consent of all Holders of Class B Preferred Stock, for purposes of this Section 4, any transaction constituting a Change of Control Event shall be treated as and deemed to be a Liquidation.

(d)          Unless otherwise approved by the prior written consent of the Majority Holders, voting as a separate class, upon consummation of a Change of Control Event, the Corporation shall pay or cause to be paid to the Holders of Class B Preferred Stock an amount equal to the amount they would be entitled to receive pursuant to Section 4(b) hereof as if the Corporation, on the date of consummation of such Change of Control Event, had assets available for distribution equal to the aggregate amount payable to the Corporation and all stockholders thereof in connection with such Change of Control Event (the “Disposition Proceeds”). The amount payable pursuant to this Section 4(d) shall be payable in accordance with and in order of the priorities set forth in Section 4(b) immediately following the closing of the Change of Control Event.

5.          Voting Rights. Holders of shares of Class B Preferred Stock will vote together with the Common Stock and not as a separate class, except as required by law and as provided in this Certificate of Designations. Each share of Class B Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon an Optional Conversion of each share of Class B Preferred Stock. Without limiting the foregoing, as long as any shares of Class B Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the Majority Holders, (a) alter or change adversely the powers, preferences or rights given to the Class B Preferred Stock or alter or amend this Certificate of Designations, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Class B Preferred Stock, (c) increase or decrease the number of authorized shares of Class B Preferred Stock, (d) without limiting the provisions of Section 11, whether or not prohibited by the terms of the Class B Preferred Stock, circumvent a right or preference of the Class B Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing. Holders of the Class B Preferred Stock shall be entitled to written notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice shall be provided pursuant to the Corporation's Bylaws and the NRS.

3

6.           Conversion of Class B Preferred Stock.

(a)          Optional Conversion; Conversion Rate. Each share of Class B Preferred Stock shall be convertible, at any time and from time to time prior to the occurrence of any of (i) a Qualified IPO, (ii) a Non-Qualified IPO or (iii) an OTC Listing (each as hereinafter defined), at the option of a Holder, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of such share of Class B Preferred Stock by the then applicable Conversion Price (as hereinafter defined) (the “Conversion Rate”). The Conversion Price and Conversion Rate shall be subject to adjustment as provided in Section 6(e) below.

(b)          Automatic Conversion; Conversion Price. Each share of Class B Preferred Stock not previously converted into shares of Common Stock shall automatically, without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, be converted into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of such share of Class B Preferred Stock by the then applicable Conversion Price (as hereinafter defined), upon the earliest to occur of: (i) the closing of a firm commitment underwritten public offering of shares of Common Stock which results in the Common Stock being traded on a national securities exchange (a “Qualified IPO”); (ii) the closing of an initial public offering of shares of Common Stock that is not a Qualified IPO which results in the Common Stock being traded on the OTCQX or OTCQB operated by OTC Markets Group, Inc. (a “Non-Qualified IPO”), or (iii) the registration by the Corporation of its shares of Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, which results in such Common Stock being traded on the OTCQX or OTCQB operated by the OTC Markets Group, Inc. (an “OTC Listing” and collectively with the Qualified IPO and the Non-Qualified IPO, an “Offering”).

For purposes hereof, the term “Conversion Price” shall mean (i) in the case of an optional conversion pursuant to Section 6(a) above, a per share price equal to $5.00 (subject to adjustment as provided in Section 6(e) below); and (ii) in the case of an automatic conversion pursuant to this Section 6(b), a per share price equal to, in the case of: (A) a Qualified IPO, the lesser of (l) $5.00 per share (subject to adjustment as provided in Section 6(e) below) and (2) seventy percent (70%) of the offering price per share of Common Stock in such Qualified IPO; (B) a Non-Qualified IPO, fifty percent (50%) of the lesser of (1) $5.00 per share (subject to adjustment as provided in Section 6(e) below) and (2) the offering price per share of Common Stock in such Non-Qualified IPO, or (C) an OTC Listing, fifty percent (50%) of $5.00 per share (subject to adjustment as provided in Section 6(e) below). In all cases, the Conversion Price shall be subject to adjustment as provided in Section 6(e) below.

(c)          Mechanics of Conversion.

(i)          Before any Holder of Class B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Class B Preferred Stock, the number of shares of Class B Preferred Stock to be converted, the number of shares of Class B Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Class B Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Class B Preferred Stock to the Corporation unless all of the shares of Class B Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Class B Preferred Stock promptly following the Conversion Date at issue.

(ii)         Not later than two (2) Business Days following the consummation of an Offering, the Corporation shall deliver written notice (each, an “Automatic Conversion Notice” and the date all of the Holders receive such notice is referred to as to the “Automatic Conversion Notice Date”), to each Holder of shares of Class B Preferred Stock and such Automatic Conversion Notice shall confirm that all of such Holder’s Class B Preferred Stock have been automatically converted into shares of Common Stock pursuant to Section 6(b) hereof. Each Automatic Conversion Notice shall be irrevocable by the Corporation and may not be revoked by the Corporation. Promptly following receipt of an Automatic Conversion Notice in respect of Class B Preferred Stock, the Holder or Holders of such Class B Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued.

4

(iii)        Shares of Class B Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a), and as soon as practicable after delivery of the certificate(s) evidencing the Class B Preferred Stock, in the case of an automatic conversion pursuant to Section 6(b ), and in either case in any event within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders of Class B Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made (i) with respect to conversion pursuant to Section 6(a) hereof, immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, (ii) with respect to conversion pursuant to Section 6(b )(iii) hereof, immediately prior to the close of business on the date of such surrender of the shares of Class B Preferred Stock to be converted, and (ii) with respect to conversion pursuant to Section 6(b)(i) and 6(b)(ii) hereof, on the date of consummation of the Qualified IPO or Non-Qualified IPO, as the case may be, and in either case the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Class B Preferred Stock pursuant to Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Class B Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the shares of Common Stock issued to such Holder pursuant to the rescinded conversion. The Corporation's obligation to issue and deliver the shares of Common Stock upon conversion of Class B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the Stated Value of its Class B Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Class B Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Class B Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to Section 6 by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Class B Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

5

(d)          Fractional Shares; Computation Certificates.

(i)          No fractional shares shall be issued upon conversion of the Class B Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share for any shares in excess of one-half ( 1/2).

(ii)         Upon the occurrence of each adjustment of the Conversion Rate and the Conversion Price of Class 8 Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Class 8 Preferred Stock a statement, signed by its independent certified public accountants, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Class 8 Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price and Conversion Rate for such Class B Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Class B Preferred Stock.

(iii)        No adjustment in the Conversion Price or Conversion Rate for the Class B Preferred Stock shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such Conversion Price; provided, however, that any adjustments which by reason of this Section 6(d)(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6(d) shall be made to the nearest one cent ($0.0 I).

(e)          Adjustments for Dilutive Issues. The Conversion Rate and the Conversion Price of the Class B Preferred Stock shall be subject to adjustment from time to time as follows:

(i)          If the Corporation shall issue, sell or grant (or shall be deemed to have issued, sold or granted), on any one or more occasions after the Initial Closing Date, any shares of Common Stock (including shares of Common Stock held in the Corporation's treasury), but excluding any Excluded Securities, for no consideration or for a consideration or purchase price per share less than the Conversion Price in effect immediately prior to the issuance, sale or grant (or deemed issuance, sale or grant) of such Common Stock, then, in each case, immediately thereafter and automatically, without any further action by the Corporation or the Holders of such shares, the Conversion Price shall be reduced to a price per share that shall be equal to the lowest consideration or purchase price per share of such Common Stock so issued, sold or granted (or deemed to have been issued, sold or granted). If the Corporation shall issue, sell or grant (or shall be deemed to have issued, sold or granted), on any one or more occasions after the Initial Closing Date, any Common Stock Equivalents (as hereinafter defined) (including Common Stock Equivalents held in the Corporation's treasury), but excluding any Excluded Securities, and the lowest price per share for which one share of Common Stock is issuable upon the exercise, conversion or exchange of any such Common Stock Equivalent, or upon the exercise, conversion or exchange or any Common Stock Equivalent issuable upon exercise, conversion or exchange of any such Common Stock Equivalent, is less than the Conversion Price in effect immediately prior to the issuance, sale or grant (or deemed issuance, sale or grant) of such Common Stock Equivalent, then, in each case, immediately thereafter and automatically, without any further action by the Corporation or the Holders of such shares, the Conversion Price shall be reduced to a price per share that shall be equal to the lowest exercise price, conversion price or exchange price per share of such Common Stock Equivalent so issued, sold or granted (or deemed to have been issued, sold or granted).

(ii)         “Common Stock Equivalents” as used herein shall mean any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(iii)        “Excluded Securities” as used herein shall mean any of the following:

(A)         Common Stock issued or issuable upon conversion of the Class B Preferred Stock;

6

(B)         Common Stock issued in an Offering;

(C)         Common Stock issued upon exercise of any options, warrants or other convertible securities outstanding as of the Initial Closing Date, including the issued and outstanding Class A Warrants, the Warrants offered as part of the Units or any other warrant granted to the Holders of the Class B Preferred Stock pursuant to any Subscription Agreement;

(D)         Common Stock, options or similar awards issued to officers, directors or employees of the Corporation pursuant to an Incentive Plan duly adopted by the Board and existing and disclosed to the Holders as of the Initial Closing Date; provided, however, that any awards issued pursuant to an Incentive Plan under this Section 6(e)(iii)(D) that are in excess (or are convertible into or exercisable or exchangeable for an amount in excess) of an aggregate of 750,000 shares of Common Stock (such amount, the “Maximum Amount”) shall no longer be deemed Excluded Securities from and including the first share in excess of such Maximum Amount;

(E)         Any stock issued as a dividend or distribution on Class B Preferred Stock.

With respect to subparagraphs (A) through (E) above, if at any time the Corporation shall:

(x)          declare, order, pay or make a dividend payable in additional shares of Common Stock;

(y)          subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

(z)          combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock;

then the number of shares of Common Stock to be included in Excluded Securities immediately after the happening of such an event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

(iv)        Except to the limited extent provided for in Section 6(e)(viii) hereof, no adjustment of the Conversion Price or Conversion Rate pursuant to this Section 6(e) shall have the effect of increasing the Conversion Price for the Class B Preferred Stock above the Conversion Price for the Class B Preferred Stock in effect immediately prior to such adjustment.

(v)         In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by a majority of the Board.

(vi)        In the case of the issuance after the Initial Closing Date of Common Stock Equivalents (other than Excluded Securities), the following provisions shall apply for all purposes of this Section 6(e):

(A)         The aggregate maximum number of shares of Common Stock deliverable upon the conversion, exercise or exchange of such Common Stock Equivalents (without taking into account potential anti-dilution adjustments), or deliverable upon the conversion, exercise or exchange of any Common Stock Equivalents issuable upon conversion, exercise or exchange of any such Common Stock Equivalents (without taking into account potential anti-dilution adjustments), together with any increases or other adjustments to such Common Stock Equivalents approved by the Board, shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

7

(B)         For purposes of Section 6(e)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise, conversion or exchange of any such Common Stock Equivalent, or upon the exercise, conversion or exchange or any Common Stock Equivalent issuable upon exercise, conversion or exchange of any such Common Stock Equivalent” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting, issuance or sale of such Common StockEquivalent, upon exercise, conversion or exchange of such Common Stock Equivalent and upon exercise, conversion or exchange of any Common Stock Equivalent issuable upon exercise, conversion or exchange of such Common Stock Equivalent and (y) the lowest exercise, conversion or exchange price set forth in such Common Stock Equivalent for which one share of Common Stock is issuable upon the exercise, conversion or exchange of any such Common Stock Equivalent or upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise, conversion or exchange of any such Common Stock Equivalent minus (2) the sum of all amounts paid or payable to the holder of such Common Stock Equivalent (or any other Person) upon the granting, issuance or sale of such Common Stock Equivalent, upon exercise, conversion or exchange of such Common Stock Equivalent and upon conversion, exercise or exchange of any Common Stock Equivalent issuable upon exercise of such Common Stock Equivalent, plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Common Stock Equivalent (or any other Person).

(C)         In the event of any change in (i) the number of shares of Common Stock deliverable, (ii) the exercise, conversion or exchange price of, or (iii) the consideration payable to the Corporation, in each case upon exercise, conversion or exchange of such Common Stock Equivalents, or upon the conversion, exercise or exchange of any Common Stock Equivalents issuable upon conversion, exercise or exchange of any such Common Stock Equivalents, the Conversion Price of the Class B Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise, conversion or exchange of any such Common Stock Equivalents. No adjustment pursuant to this Section 6(e)(vi)(C) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(vii)       In the event the Corporation should at any time or from time to time after the Initial Closing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Class B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of such Class B Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and issuable with respect to such Common Stock Equivalents.

(viii)      If the number of shares of Common Stock outstanding at any time after the Initial Closing Date is decreased by a combination of the outstanding shares of Common Stock (by reverse stock split or otherwise), then, following the record date of such combination, the Conversion Price for the Class B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

(ix)         In the event that the Corporation (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect any Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of such Holder, provided that no such adjustment pursuant to this Section 6(e)(ix) will increase the Conversion Price as otherwise determined pursuant to this Section 6, provided further that if such Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Board and such Holder shall agree, in good faith, upon an independent investment bank or accounting firm recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne fifty percent (50%) by the Holder and fifty percent (50%) by the Corporation.

8

(f)          Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(e) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, any Subsidiary or any other Persons, evidences of indebtedness issued by the Corporation, any Subsidiary or other Persons, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(e) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case for the purpose of this Section 6(f), the Holders of the Class B Preferred Stock shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Class B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

(g)          Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders of the Class B Preferred Stock shall thereafter be entitled to receive upon conversion of the Class B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders of the Class B Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h)          Good Faith Assistance. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Class B Preferred Stock against impairment.

(i)           Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Class B Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each holder of Class B Preferred Stock who has not received the amounts to be distributed to such holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Class B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders of Class B Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Class B Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Class B Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder of Class B Preferred Stock, the obligation to deliver to such Holders of Class B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder of Class B Preferred Stock may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Designations to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Class B Preferred Stock.

9

(j)           Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of Class B Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(k)          Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Preferred Stock, 150% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Class B Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder of such Class B Preferred Stock, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible.

(l)           Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Class B Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Class B Preferred Stock in respect of which such shares are being issued.

(m)         Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(n)          Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Class B Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder of Class B Preferred Stock with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(o)          In the event any shares of Class B Preferred Stock shall be converted pursuant to Section 6 hereof or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles oflncorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation' s authorized capital stock.

(p)          Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (c) above as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (c) above. If the accountant determines the Corporation's calculations are correct, the holder shall reimburse the Corporation for the accountant's expense.

10

7.          Restrictions on Issuance of Shares Pursuant to Incentive Plan. At any time that any shares of Class B Preferred Stock remain outstanding, the Corporation shall not issue any shares of Common Stock, options or similar awards to officers, directors or employees of the Corporation under its Incentive Plan in excess of the Maximum Amount.

8.          Optional Redemption. The shares of Preferred Stock shall be subject to redemption in cash at the option of the Holders thereof at any time after the second anniversary of the Initial Closing Date in an amount per share equal to 120% of the greater of(a) the Stated Value and (b) the fair market value of such shares of Preferred Stock. Funds available for redemption will be paid prior to any payment to any holder of any other class or series of capital stock (the “Redemption Price”). Unless previously converted into Common Stock by the Holder(s) of Class B Preferred Stock, such shares of Class B Preferred Stock shall be redeemed and the Redemption Price shall be paid on a date that shall be not more than sixty (60) days following the date that written notice to the Corporation is given by the Holder’s intention to redeem such shares and the number of shares of Preferred Stock to be redeemed. Except as expressly contemplated by this Section 8, the shares of Class B Preferred Stock shall not be redeemable at the Corporation's option at any time.

9.          Waiver. Any right or privilege of the Class B Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Class B Preferred Stock or other securities exercisable for or convertible into Class B Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.        Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Class B Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) oflike tenor and date.

11.        Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder's right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation's compliance with the terms and conditions of this Certificate of Designations.

12.        Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Class B Preferred Stock above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Class B Preferred Stock and (iii) shall, so long as any shares of Class B Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Class B Preferred Stock, the Required Reserve Amount.

11

13.        Transfer of Class B Preferred Stock. A Holder may transfer some or all of its shares of Class B Preferred Stock without the consent of the Corporation.

14.        Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Class B Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Class B Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Class B Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

15.        Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the NRS, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the NRS and the Corporation's Articles of Incorporation and Bylaws.

16.        Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

17.        Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

18.        Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

12

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this 4th day of October 2016.

TOUGHBUILT IDUSTRIES, INC.

By:	/s/ Michael Panosian
Name:	Michael Panosian
Title:	Chief Executive Officer

13

FORM OF CONVERSION NOTICE

To:	TOUGHBUIL T INDUSTRIES, INC.

The undersigned owner of this Series B Convertible Preferred Stock (the “Series B Preferred Stock”) issued by ToughBuilt Industries, Inc. (the “Corporation”) hereby irrevocably exercises its option to convert _________ shares of the Series B Preferred Stock into shares of the common stock, par value $0.0001 per share (“Common Stock”), of the Corporation in accordance with the terms of the Corporation’s Series B Convertible Certificate of Designations (the “Certificate of Designations”). The undersigned hereby instructs the Corporation to convert the number of shares of the Series B Preferred Stock specified above into shares of Common Stock issued at conversion in accordance with the provisions of Article 6 of the Certificate of Designations. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion and the recertificated Series B Preferred Stock, if any, not being surrendered for conversion hereby, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned thereto in the Certificate of Designations. So long as the Series B Preferred Stock shall have been surrendered for conversion hereby, the conversion pursuant hereto shall be deemed to have been effected at the date and time specified below, and at such time the rights of the undersigned as a Holder of the Series B Preferred Stock shall cease and the Person or Persons in whose name or names the Common Stock issued at conversion shall be issuable shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby and all voting and other rights associated with the beneficial ownership of such shares of Common Stock shall at such time vest with such Person or Persons.

Date and time: ____________________________________

Signature

Please print name and address (including zip code number):

14